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                                                                      EXHIBIT 11


              TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES
                     COMPUTATION OF LOSS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

YEAR  ENDED DECEMBER 31,                 1996           1995          1994          1993          1992
------------------------                 ----           ----          ----          ----          ----
Net loss                             $   (114,850)  $   (53,804)  $   (29,989)  $   (18,271)  $    (4,428)
Primary loss per common share:
Weighted average number of shares
   outstanding                        114,443,695    70,000,140    70,000,140    70,000,140    70,000,140
Loss per share                       $      (1.00)  $     (0.77)  $     (0.43)  $      (.26)  $     (0.06)

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